Exhibit 99.1

THE BRICKMAN GROUP, LTD. REPORTS THIRD QUARTER RESULTS

Gaithersburg, MD – November 5, 2004 - The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., reported results for the third quarter of 2004. For the three months ended September 30, 2004, Brickman had revenue of $102.5 million, net income of $5.8 million and EBITDA of $22.9 million.

The EBITDA of $22.9 million represents an increase of $5.8 million or 33.9% over the third quarter of 2003. This increase was attributable to an increase in landscape maintenance revenue, improved margins across service offerings, and a leveraging of general and administrative expenses. At September 30, 2004, Brickman’s net debt was 2.9 times trailing twelve months EBITDA. This compares to net debt of 3.7 times trailing twelve months EBITDA at September 30, 2003. A calculation of EBITDA is presented below. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of Brickman’s operating performance or cash flow as a measure of its liquidity. EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates measures contained in financial and other covenants in Brickman’s credit agreement and senior subordinated note indenture.

Brickman’s net income in the third quarter of 2004 was $5.8 million, a $3.2 million increase from the third quarter of 2003’s net income of $2.6 million. In addition to the factors affecting EBITDA described above, amortization expense decreased $0.6 million from the third quarter of 2003 and interest expense decreased $0.1 million. Average debt outstanding in the third quarter of 2004 was $191.1 million compared to $200.5 million in the third quarter 2003. Also, the weighted average rate of interest on outstanding debt in the third quarter of 2004 was 10.4% compared to 10.2% in the third quarter of 2003.

Third quarter revenues were $102.5 million, an increase of $14.7 million or 16.8% over the same period in 2003. This increase was principally driven by an increase in landscape maintenance revenue of $17.7 million or 22.7%, offset by a decrease in design build revenue. The increase in landscape maintenance was the result of strong new sales. Revenue from landscape maintenance services represented 93.3% of Brickman’s total revenue in the third quarter.

Brickman’s EBITDA for the nine months ended September 30, 2004 was $51.6 million, an increase of $8.7 million over the nine months ended September 30, 2003. This increase was attributable to revenue growth of $23.7 million, and gross profit improvement of $12.3 million related to sales volume increases, offset by an increase in general and administrative expenses of $4.6 million including a $1.2 million write-off associated with the discontinuance of a new software system implementation. Without the write-off, EBITDA would have increased $9.9 million or 23.0%.

Brickman’s net income in the first nine months of 2004, $7.5 million, was a $5.3 million increase from 2003’s net income of $2.2 million. In addition to the factors affecting EBITDA described above, amortization expense decreased $1.8 million and interest expense decreased $0.3 million. Average debt outstanding in the first nine months of 2004 was $191.7 million compared to $199.5 million in the first nine months of 2003. Also, the weighted average rate of interest on outstanding debt in the first nine months of 2004 was 10.3% compared to 10.2% in the first nine months of 2003.

Revenues for the first nine months of 2004 were $292.7 million, an increase of $23.6 million, or 8.8% over the same period in 2003. This increase was driven by an increase in landscape maintenance revenue of $36.7 million or 17.9%, offset by decreases in design build revenue of $0.3 million, or 1.4% and in snow removal revenue of $12.8 million, or 30.7%. The increase in landscape maintenance revenues was the result of strong new sales. The decrease in snow removal revenue was the result of more normal snowfall in 2004. Margins increased compared to 2003 when wet weather and persistent snowfall in many markets presented production and scheduling challenges.

For the twelve month period ended September 30, 2004, Brickman generated revenue of $373.1 million, gross profit of $119.8 million, net income of $6.5 million, and EBITDA of $64.9 million. Twelve month amounts are unaudited and have been calculated by subtracting the unaudited results for the nine month period ended September 30, 2003 from the audited results for the year ended December 31, 2003 and adding the unaudited results for the nine month period ended September 30, 2004 to the result.

A reconciliation of net income to EBITDA reported above follows (in millions):

	Three months ended September 30,		Nine months ended September 30,
	2003	2004	2003	2004
Net income	$2.6	$5.8	$2.2	$7.5
Interest expense	5.1	5.0	15.2	14.9
Income taxes	1.0	4.0	0.6	5.1
Depreciation	2.6	2.9	7.5	8.5
Amortization	5.8	5.2	17.4	15.6

EBITDA	$17.1	$22.9	$42.9	$51.6

	Twelve Months Ended September 30,
	2003	2004
Net income	$4.1	$6.5
Interest	16.9	19.7
Income taxes	3.2	5.3
Depreciation	9.7	11.0
Amortization	18.6	22.4

EBITDA	$52.5	$64.9

The ratio of net debt to EBITDA reported above was calculated as follows (in thousands):

	September 30,
	2003		2004
Accrued interest	$5,337		$5,140
Capital lease obligation	603		269
Long-term debt	197,500		187,670

Total debt	203,440		193,079
Less: Cash	10,459		5,435

Net debt	192,981		187,644

Trailing twelve months EBITDA	$52,541		$64,876

Ratio of Net debt to EBITDA	3.7	x	2.9	x

Brickman’s working capital at September 30, 2004 was $20.5 million compared to a working capital of $25.0 million at December 31, 2003. The decrease in working capital resulted principally from a $5.0 million voluntary prepayment of principal on Brickman’s term loan, and $7.6 million in distributions to Brickman’s parent company Brickman Group Holdings, Inc offset by increases in current assets caused by seasonal factors. There were no loans outstanding on Brickman’s $30.0 million revolving credit facility at September 30, 2004. Cash flow from operations for the first nine months of 2004 was $23.3 million, an increase of $6.6 million compared to the first nine months of 2003. The variance was primarily attributable to higher net income. Capital expenditures for the first nine months were $14.3 million compared to $9.4 million in the first nine months of 2003. The increase in capital expenditures is attributable to strong new sales and the expansion of a program started in 2003 to reduce the replacement cycle for lawn mowing equipment from five years to two years.

Brickman will host a conference call to discuss the third quarter results on November 8, 2004 at 2:00 PM EST. The call may be accessed by dialing 888-303-1331. The call will be recorded with replay accessible from November 8, 2004 through November 15, 2004 by dialing 800-633-8284, reservation #21212077.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services.

The Brickman Group, Ltd.

Condensed Balance Sheets

(in thousands)

	Unaudited	December 31, 2003	Unaudited
	September 30, 2003		September 30, 2004
Current assets	$66,832	$65,811	$72,099
Property & equipment	27,924	26,130	30,854
Other assets	9,783	9,739	11,170
Intangibles and goodwill	136,772	130,633	120,035

Total assets	$241,311	$232,313	$234,158

Current liabilities, less current maturities	$37,199	$35,467	$44,860
Current maturities of long-term debt	5,408	5,307	6,717

Current liabilities	42,607	40,774	51,577
Long-term debt	192,695	190,215	181,222
Other liabilities	702	804	935

Total liabilities	236,004	231,793	233,734
Shareholders’ equity	5,307	520	424

Total liabilities and shareholders’ equity	$241,311	$232,313	$234,158

The Brickman Group, Ltd.

Statements of Operations

(in thousands)

(unaudited)

	Three months ended September 30,
	2003	2004
Net service revenues	$87,757	$102,510
Cost of services provided	58,105	66,050

Gross profit	29,652	36,460
General and administrative expenses	15,131	16,424
Amortization expense	5,810	5,241

Income from operations	8,711	14,795
Interest expense	5,121	4,990

Income before income taxes	3,590	9,805
Income tax provision	980	3,962

Net income	$2,610	$5,843

	Nine months ended September 30,		Twelve Months Ended September 30, 2004
	2003	2004
Net service revenues	$269,076	$292,737	$373,109
Cost of services provided	187,644	199,019	253,312

Gross profit	81,432	93,718	119,797
General and administrative expenses	45,969	50,593	65,985
Amortization expense	17,430	15,627	22,354

Income from operations	18,033	27,498	31,458
Interest expense	15,219	14,860	19,663

Income before income taxes	2,814	12,638	11,795
Income tax provision	638	5,123	5,255

Net income	$2,176	$7,515	$6,540